CULP, INC.

POLICY ON CONFIDENTIAL INFORMATION AND TRADING OF SECURITIES

(Insider Trading Policy)

WHEREAS:

A.
Numerous laws, both federal and state, regulate and apply to transactions in corporate securities (both stock and evidences of indebtedness) and the securities industry in general.
B.
Violation of these laws can lead to serious civil and criminal consequences for any person who violates such laws. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the securities of Culp, Inc. (the “Company”), is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
C.
It is in the best interest of the Company to assure that its Directors, Officers, Management Associates (as defined below) and other employees do their utmost to comply with all applicable securities laws and regulations. In addition, because of their access to material non-public information and ability to make decisions that may affect the price of Company Securities (as defined below), it is in the best interest of the Company that Management Associates, be subject to additional restrictions set forth in this Policy on Confidential Information and Trading of Securities (this “Policy”). “Officer” means any executive officer of the Company who is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Director” means any member of the Company’s Board of Directors. “Management Associates” means all Directors and Officers of the Company and other individuals (including employees and independent contractors) who have regular access to material nonpublic information about the Company. The Compliance Officer (as defined below) and Vice President of Human Resources (Teresa Huffman) are each authorized to determine which individuals are “Management Associates,” and the Company will notify the individuals (other than Directors and Officers, who are notified hereby) designated as Management Associates.
D.
To facilitate compliance with all such securities laws and regulations, the Board of Directors has deemed it advisable to adopt and set forth a policy with respect to confidentiality and trading in securities.

NOW, THEREFORE, it shall be the policy of the Company that:

1.
Confidentiality. No Director, Officer, Management Associate or other employee shall, without proper authorization, give or release to any person, whether or not employed by the Company, any data or information of a confidential nature concerning the Company or its operations.

2.
Prohibition on Trading. No Director, Officer, Management Associate, or other employee of the Company who knows of any material information about the Company that has not been disclosed to the public may:
•
directly or indirectly, purchase, sell, trade exercise options (except as provided under the heading “Transactions under Company Plans— Stock Option Exercises”), change instructions or allocations involving Company securities held in a 401(k) or other benefit plan, or otherwise engage in any transaction (collectively referred to as a “trade”) in any security of the Company, including any capital stock or evidence of indebtedness of the Company, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively referred to as “Company Securities”);
•
recommend the purchase or sale or any other trade of any Company Securities;
•
disclose material information that has not been disclosed to the public to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company, such as the Company’s Code of Business Conduct and Ethics or any confidentiality agreement between the Company and such person; or
•
assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Director, Officer, Management Associate, or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material information that has not been disclosed to the public about (i) a company with which the Company does business, including a customer or supplier of the Company, (ii) an acquisition target or (iii) a company that is otherwise the subject of a material transaction contemplated by the Company, may trade in that company’s securities or disclose such information to anyone (except to persons within the Company (and its consultants and contractors) whose jobs require them to have that information) until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. (See the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans”). Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and small transactions are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction should be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

A.
What Kinds of Information is Considered “Material”?

“Material information” means any data or information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Questions concerning whether nonpublic information is material can be directed to Company’s General Counsel.

B.
When is Information is Considered “Public”?

In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, a broadcast on widely-available radio or television programs, a widely-available pre-announced webcast, publication in a widely-available newspaper, magazine or news website, a pre-announced quarterly earnings release or public disclosure documents filed with or furnished to the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until a reasonable amount of time (typically one or two business days) has elapsed after the day on which the information is released. A “business day” for purposes of this Policy is a day when the New York Stock Exchange is open for trading in the Company’s stock.

3.
Blackout Periods/Open Window Periods.

The Board has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Directors, Officers and other Management Associates (and, with respect to Directors and Officers who are required to report their transactions in Company Securities pursuant to Section 16 of the Exchange Act, their family members as set forth below under the header “Application to Family Members”) may only trade in Company Securities during the period each quarter beginning at the end of the first full business day after the public announcement of the Company’s earning information (including the public conference call with investors and analysts, if any) and ending after fifteen (15) business days have passed since such date in the case of all Directors and Officers who are required to file reports under Section 16 of the Exchange Act and thirty (30) business days in the case of all other Management Associates (example: earnings release on Wednesday, conference call on Thursday, trading may begin on the following Monday (assuming a regular five- business day week) and continue for the allowed 15- or 30-business day period thereafter, assuming the individual does not have material non-public information). The periods when transactions are allowed are referred to as “open window” periods, and the periods when transactions are not allowed are referred to as “blackout periods.”

In addition, the Company may institute event-specific blackout periods in addition to the quarterly blackout periods described above, at times when material events occur or material information is available to persons within the Company that has not been disclosed to the public. So long as the information remains material and non-public, Directors, Officers and other Management Associates may not trade in Company Securities. The existence of an event-specific blackout and the reason for the blackout may or may not be announced, except to those who are aware of the information giving rise to the blackout. Any person made aware of an event- specific blackout should not disclose the existence of the blackout to any other person. Further, the failure of the Company to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation to refrain from transactions in Company Securities while in possession of material nonpublic information.

The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described below under the heading “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to an approved Rule 10b5-1 Plan (as defined below), subject to the rules and conditions described below under the heading “Rule 10b5-1 Plans.”

4.
Notice and Pre-Clearance Procedures.

The Board has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Any Director, Officer or other Management Associate (and, with respect to Directors and Officers who are required to report their transactions in Company Securities pursuant to Section 16 of the Exchange act, their family members as set forth below under the header “Application to Family Member”) who desires to trade, or conduct any transaction in, any Company Securities, should advise at least two (2) business days prior to effecting such transaction, or in the case of entering into a Rule 10b5-1 Plan, five (5) business days before entering into such a plan or agreement, the Company’s General Counsel or, if the General Counsel is not available, the Company’s Chief Financial Officer (Ken Bowling) (the General Counsel or the Chief Financial Officer, as applicable, is referred to herein as the “Compliance Officer”) to request pre-clearance of the trade. With respect to the exercise of a stock option, the notice and request should be provided using the written document provided by the option plan. This notice and request should also be sent to the Vice President of Human Resources (Teresa Huffman).

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances (along with the terms of the proposed transaction) to the Compliance Officer. The Compliance Officer will consider these circumstances, as well as any circumstances known to the Compliance Officer that might indicate the requestor has possession of material nonpublic information, among other considerations such as the proximity of black- out periods, in deciding whether to pre-clear a requested trade. If the requestor is subject to the reporting requirements of Section 16 of the Exchange Act, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

The Compliance Officer notified of any proposed transaction in Company Securities will consult with the person requesting to make a transaction and will advise about whether a blackout period is in place or whether there are other reasons that the transaction should not be made. The Compliance Officer is under no obligation to approve any trade, and may determine not to permit a trade. Directors, Officers, and other Management Associates who desire to trade in Company Securities are encouraged to plan ahead with regard to such transactions and should be aware that there may be significant and potentially lengthy periods of time during which they may not trade in Company Securities.

The applicable notice period to the Compliance Officer may be waived or shortened if the Compliance Officer determines that a shorter period is required to determine whether the requested trade is appropriate. If the requested transaction is approved, the person proposing the transaction should make every effort to complete the transaction as soon as is practical. After receiving clearance to engage in a trade from the Compliance Officer, the requestor must complete the proposed trade within two (2) business days (unless a longer time period is expressly permitted by the Compliance Officer) or make a new trading request; provided, however, that if the requestor becomes aware of material nonpublic information before the trade is executed, the preclearance is void and the trade must not be completed.

Regardless of whether the Compliance Officer has granted a request for pre- clearance, the responsibility for determining whether an individual is in possession of material information that has not been made publicly available rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or Director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Further, with respect to gifts of Company Securities, Directors and Officers who are required to report their transactions in Company Securities pursuant to Section 16 of the Exchange Act are required to report any gifts of Company Securities on Form 4 within two business days. Additionally, under certain circumstances, gifts of Company Securities may give rise to insider trading liability. Therefore, Directors, Officers and other Management Associates must pre-clear any proposed gift of Company Securities in accordance with the procedures set forth in this Section 4.

In addition, the Company is required to disclose in its quarterly reports on Form 10-Q and its annual reports on Form 10-K the adoption, modification or termination by a Director or Officer of any Rule 10b5-1 Plan and any “non-Rule 10b5-1 trading arrangement,” which is defined as any written arrangement for the trading of securities that was entered into at a at a time when the Director or Officer was not aware of material nonpublic information and (i) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold, or (ii) included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold, or (iii) did not permit the covered person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, did exercise such influence must not have been aware of material nonpublic information when doing so. While the adoption or modification of a non-Rule 10b5-1 trading arrangement is subject to the pre-clearance procedures set forth above, to assist the Company with its disclosure obligation, Director and Officers must promptly notify (within two business days) the Compliance Officer of any termination of a non-Rule 10b5- 1 trading arrangement.

5.
Application to Family Members. The same restrictions that apply to Directors, Officers, Management Associates, and other employees also apply to such persons’ (i) family members who reside with them, (ii) anyone else who lives in their household, (iii) any family members who do not live in their household but whose transactions in Company Securities are directed by them or are subject to their influence or control (such as parents or children who consult with them before they trade in Company Securities) and (iv) family trusts, family partnerships and similar entities controlled by them or any person described in clauses (i)-(iii) (collectively, “Other Covered Persons”). Each Director, Officer, Management Associate, and other employee is responsible for transactions by his or her Other Covered Persons and for informing them of this Policy.

6.
Transactions Under Company Plans.
A.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of Company stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. The Policy also applies to any sale of Company Securities obtained from the exercise of an employee stock option.
B.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
C.
401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from a plan participant’s periodic contribution of money to the plan pursuant to his or her payroll deduction election. This Policy does apply, however, to certain elections a plan participant may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of his or her periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against his or her 401(k) plan account if the loan will result in a liquidation of some or all of his or her Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
D.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in any employee stock purchase plan implemented by the Company resulting from an employee’s periodic contribution of money to the plan pursuant to the election he or she made at the time of his or her enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to any such plan, provided that the plan participant elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to a plan participant’s election to participate in any such plan for any enrollment period, and to an employee’s sales of Company Securities purchased pursuant to such plan.

7.
Rule 10b5-1 Plans.

Rule 10b5-1(c) under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1(c) (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1(c), Company Securities may be purchased or sold without regard to certain insider trading restrictions.

To comply with this Policy, a Rule 10b5-1 Plan by any Director, Officer or other Management Associate must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1(c). In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade, and must act in good faith with respect to the plan. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. In addition, to meet the requirements of Rule 10b5-1(c), the first trade made pursuant to a Rule 10b5-1 Plan may not occur until after the “cooling-off period” following the date of adoption of the plan has expired. For Directors and Officers, the “cooling-off period” expires at the later of (a) 90 days after the adoption of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted that discloses the Company’s financial results (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan). For all other persons, the “cooling-off period” expires 30 days after the adoption of the Rule 10b5-1 Plan. Further, no person may enter into or maintain more than one simultaneous Rule 10b5-1 Plan, except that a person may, in addition to one Rule 10b5-1 Plan to purchase or sell Company Securities on the open market, enter into or maintain a Rule 10b5-1 Plan that provides only for eligible sell-to-cover transactions to satisfy tax withholding obligations arising exclusively from the vesting of compensatory awards, such as restricted stock units, and the person does not otherwise exercise control over the timing of such sales (an “Eligible Sell-to-Cover Plan”). Additionally, no person may enter into more than one Rule 10b5-1 Plan in a 12- month period designed to effect a single open-market purchase or sale of all the securities covered by such plan (other than an Eligible Sell-to-Cover Plan).

Any Director, Officer or other Management Associate who wishes to enter into a Rule 10b5-1 Plan, must submit such plan for approval five (5) business days prior to the entry into the Rule 10b5-1 Plan, as set forth under the header “Notice and Pre-Clearance Procedures.” Such Rule 10b5-1 Plans will be considered by the Compliance Officer on a case-by-case basis. No further pre-approval of transactions conducted pursuant to an approved Rule 10b5-1 Plan will be required.

8.
Hedging and Short Sales. Directors, Officers and other Management Associates are prohibited from, directly or indirectly, hedging with respect to any Company Securities. For these purposes, “hedging” includes any instrument or transaction, including put options or forward-sale contracts, through which the Director, Officer or Management Associate offsets or reduces exposure to the risk of price fluctuations in a corresponding security. In addition, short sales (i.e., the sale of a security that the seller does not own) of Company Securities by any Director, Officer, Management Associate or other employee are prohibited. The securities attributable to an individual for these purposes shall include securities attributable to such person under either Section 13 or Section 16 of the Exchange Act.
9.
Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan or pledged as collateral for a loan may be sold without the owner’s consent by the broker if the owner fails to meet a margin call or by the lender in foreclosure if there is a default on the loan. Because a margin call or foreclosure sale could occur at a time when the owner is aware of material non-public information or otherwise are not permitted to trade in Company Securities, the Company strongly discourages Directors, Officers and other Management Associates from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan unless such person has the clear financial capability to repay the loan without resort to the pledged securities. Directors, Officers and other Management Associates who wish to pledge Company Securities as collateral for a loan must obtain the prior approval of such arrangement using the notice and pre-clearance procedures outlined in Section 4 hereof.
10.
Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material information that has not been made publicly available when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Notice and Pre-Clearance Policies” above, however, will cease to apply to transactions in Company Securities upon the expiration of any blackout period or other Company-

imposed trading restrictions applicable at the time of the termination of service. In addition, Directors, Officers and other Management Associates subject to Section 16 of the Exchange Act remain subject to the reporting requirements and short- swing profits prohibition of Section 16 of the Exchange Act with respect to certain transactions that occur within six months of such individual’s termination of service.

11.
Enforcement. An individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the individual’s failure to comply results in a violation of law.

12.
Legal Effect of this Policy. The Company’s policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement that policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping, which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

As amended, April 18, 2023.